Exhibit 99.1

Press Release

First Interstate BancSystem Announces Launch of Subordinated Notes Offering

BILLINGS, Mont.—(BUSINESS WIRE)—First Interstate BancSystem, Inc. (NASDAQ: FIBK) announced today that, subject to market and other conditions, it plans to offer subordinated notes due 2030 (the “Notes”).

Piper Sandler & Co. is acting as the sole book-running manager for the offering.

First Interstate BancSystem intends to use the net proceeds of the offering for general corporate purposes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Notes being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

The offering will be made only by means of a prospectus supplement and accompanying base prospectus. First Interstate BancSystem has filed a registration statement (File No. 333-237226), and a preliminary prospectus supplement to the prospectus contained in the registration statement with the U.S. Securities and Exchange Commission (“SEC”) for the Notes to which this communication relates. Prospective investors should read the prospectus supplement and base prospectus in the registration statement and other documents First Interstate BancSystem has filed or will file with the SEC for more complete information about First Interstate BancSystem and the offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement, when available, and the accompanying base prospectus may be obtained by contacting Piper Sandler & Co. by telephone at (866) 805-4128 or by email at fsgsyndicate@psc.com.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc., the parent company of First Interstate Bank, is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company's market areas.

Forward-Looking Statements

Statements made in this press release regarding the proposed offering of the Notes are forward-looking statements. First Interstate BancSystem may be unable to sell the Notes. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include general market conditions and volatility in the market price of First Interstate BancSystem’s publicly traded securities, as well as other risks listed from time to time in First Interstate BancSystem’s filings with the SEC, including but not limited to, First Interstate BancSystem’s annual and quarterly reports. First Interstate BancSystem has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Marcy Mutch

Chief Financial Officer

First Interstate BancSystem, Inc.

(406) 255-5312

marcy.mutch@fib.com

NASDAQ: FIBK

www.FIBK.com

Source: First Interstate BancSystem, Inc.